Exhibit 10.1

VOLUNTARY SEPARATION AGREEMENT, RELEASE

AND CONSULTING AGREEMENT

This Voluntary Separation Agreement and Release (Agreement) is entered into by and between AYRO, Inc. (Company) and Rodney Keller, in his individual capacity. As used in this Agreement, Company shall include and encompass AYRO Operating Company, Inc. (formerly Austin EV, Inc.), and any other affiliated or related entities including without limitation all of the past, present or future owners, affiliated, related and/or subsidiary entities of the Company, any successor or predecessor in interest to the operations or business of the Company, and all past, present or future directors, officers, employees, agents, attorneys and representatives of the Company and its owners.

PREAMBLE

Keller has expressed his desire to resign as an officer and employee of the Company and resigns effective, September 21, 2021, (the Resignation Date). Keller has been offered certain benefits as outlined in this document as consideration for Keller’s agreements. The parties discussions about Keller’s resignation have culminated in this Agreement.

AGREEMENT

In consideration of the mutual promises and undertakings of the parties, the sufficiency of which the parties recognize and accept, the parties agree as follows:

1. Voluntary Resignation. Keller voluntarily resigns as Chief Executive Officer, executive and employee of the Company effective, September 21, 2021. While Keller will officially continue on as a paid Consultant with the Company for a period of not less than one (1) month and not more than three (3) months, as further described below, he will not conduct any business for the Company, or perform any duties for the Company other than by prior mutual agreement with the Company’s Board of Directors or its designee. Keller’s present rate of base salary shall remain unchanged for the duration of his Consulting Period (as defined below).

2. Characterization of Resignation. The Company agrees that any public disclosure, including but not limited to any filings required by Security and Exchange Commission rules or regulations, of Keller’s resignation from the Company shall be reviewed, authorized and approved by Keller prior to any such disclosure.

3. Consultant Services. The Company agrees to retain Keller as a paid Consultant for one (1) month, from September 22, 2021 until October 22, 2021 in accordance with the provisions of this Section. At its sole discretion, and contingent on Keller not becoming employed elsewhere after October 22, 2021, the Company may continue to retain Keller as a paid Consultant for an additional two (2) months, up to and including December 22, 2021. If Keller is employed elsewhere at any time after October 22, 2021 the Company will cease to have its option to retain Keller as a Consultant and will have no further obligation to pay Keller after he ceases his Consulting Period. The period during which Keller provides services as a Consultant is the Consulting Period for the purposes of this Agreement.

a. Consulting Services: During the Consulting Period, when requested by the Company’s Board of Directors or its designee, or any succeeding CEO, Keller will consult with officers and other employees pertaining to matters and business of the Company within his knowledge and experience (Consulting Services). The particular amount of time Keller may spend in fulfilling the Consulting Services obligations may vary from day to day or week to week, but Keller shall use his best efforts to be prepared and available at such times as reasonably may be requested by the Company. The Company agrees to provide Keller with at least five (5) business days advance notice of the Company’s request for Consulting Services if an out of town trip is required.

b. Expenses: Keller shall be entitled to reimbursement for reasonable transportation, hotel accommodations and such other travel expenses in furtherance of the Company’s business during the Consulting Period. To the extent any anticipated expense of Keller is likely to exceed $500.00, in order to obtain reimbursement Keller will first obtain preapproval of the expense from the Company’s Board of Directors or its designee, or the Company CEO. Keller will not be reimbursed for his general and regular housing, commuting/transportation, and other expenses which would not be reimbursed had he not resigned.

c. Independent Contractor: The parties agree that the Consulting Services rendered by Keller in fulfillment of the terms and obligations of this Agreement shall be as an independent contractor and not as an employee. Keller shall not subcontract or assign any of the Consulting Services to be performed hereunder without obtaining prior written consent of the Company’s Board of Directors or CEO, provided, however, nothing contained herein shall prohibit Keller from incorporating and rendering Consulting Services hereunder as a corporation. Keller shall be responsible for payment of all taxes including federal, state and local and any other taxes arising out of payments to Keller under this paragraph 3, including by way of illustration but not limitation, federal and state income tax, social security tax, unemployment insurance taxes, and any other taxes or business license fees payable by Keller as required.

d. Consulting Fee: During the Consulting Period the Company will pay Keller his current base salary of twenty thousand eight hundred and thirty-three dollars and thirty-three cents (USD $20,833.30) per month. Keller will not be entitled to any bonus during the Consulting Period.

4.  Separation Pay: In exchange for Keller’s promises herein, the Company agrees to pay Keller the amount of six hundred fifty thousand dollars and zero cents (USD $650,000.00), minus applicable tax deductions and withholdings (Separation Amount). The Company will pay Keller this Separation Pay amount according to the following schedule:

(a) The Company shall pay Keller the gross amount (less withholdings) of three hundred twelve thousand five hundred dollars (USD $312,500.00) within 14 days of Keller’s execution of this Agreement, and in the event he has not exercised any revocation rights in writing before the payment is due.

(b) The Company shall pay Keller the gross amount (less withholdings) of three hundred thirty-seven thousand five hundred dollars (USD $337,500.00) on or before November 22, 2021, or, if the Company exercises its right to extend the Consulting Period under paragraph 3, above, within thirty (30) days of the completion of the Consulting Period.

5. Vesting and Delivery of Outstanding Stock Options and Awarded Shares: Within ten (10) days of Keller’s execution of this Agreement, and assuming he has not exercised any revocation rights in writing before the payment is due, the Company will deliver to Keller all of his Awarded Shares and Stock Options, to the extent not previously vested. This provision encompasses the obligations set forth in Section 2 of Keller’s First Amendment to Amended and Restated Executive Employment Agreement, effective September 29, 2020.

6. Health Insurance Coverage: Subject to Keller obtaining subsequent employment with comparable or better medical, vision and dental coverage, the Company will provide Keller, his spouse and dependents with reimbursement for his COBRA continuation coverage for up to eighteen (18) months from the Resignation Date, for continued medical, vision and dental coverage. The Company will report the amount of such premium payments as income to Keller. Keller will be responsible for paying any federal and state income taxes as a result of such premium payments. If either Keller or his spouse obtain subsequent employment which provides for comparable or better medical, vision and dental benefits, Keller is to notify the Company within the first 30 days of such employment, at which time the Company’s reimbursement of the insurance premiums for Keller shall cease thereafter.

7. Total Benefits: Keller agrees that the payments and benefits described in this Agreement are in lieu of any other benefits of any type to which he might otherwise be entitled, including but not limited to any benefits from termination or separation set forth in his Amended and Restated Executive Employment Agreement effective May 28, 2020, and/or the First Amendment to Amended and Restated Executive Employment Agreement effective September 29, 2020, except as provided for in paragraph 5, above.

8. Restrictive Covenants: Keller signed an Executive Employment Agreement effective May 28, 2020, with the Company which contains in Sections 6 and 7 certain descriptions of Confidential Information and Restrictive Covenants that by their terms restrict Keller’s competitive activity following his separation from the Company. As further consideration for Keller’s promises herein, the Company agrees that, effective at the end of the Consultant Period, it will waive its rights and not seek to enforce the restrictive covenants contained in Sections 7(a) (Non-Competition) and 7(b) (Non-Solicitation) of that agreement.

9. Nondisclosure of Confidential Business Information. Keller agrees that he continues to be bound by the obligations set forth in Section 6 (Confidential Information) of his Amended and Restated Executive Employment Agreement, effective May 28, 2020. Keller and the Company agree that notwistanding this Agreement, their respective enforcement remedies outlined in Section 7(g) of the May 28, 2020 agreement will continue to remain in force and effect with respect to the obligations in Section 6 of that agreement.

10. Mutual Release. In exchange for the consideration provided for above, Keller and any person acting by, through, or under Keller, releases, waives, and forever discharges the Company and its employees, executives, Directors, and officers, from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, arising out of, or connected with, Keller’s employment with, separation from, and/or termination of employment from the Company, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses and, without limiting the generality of the foregoing, to all claims for alleged refusal to accommodate or unlawful discrimination or harassment, for compensation or benefits, arising under the Age Discrimination in Employment Act of 1967 (ADEA), the Older Worker Benefit Protection Act (OWBPA), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Securities and Exchange Act, or any other federal, state, or local law, statute, or ordinance affecting employment with or separation from the Company. Likewise, as further inducement to Keller to execute this Agreement, the Company agrees that it releases, waives, and forever discharges Keller from any and all actions, demands, obligations, agreements, or proceedings of any kind, whether known or unknown, at this time, arising out of, or connected with, Keller’s employment with, separation from, and/or termination of employment from the Company, or otherwise, including, but not limited to all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorney’s fees, costs and expenses.

11. Mutual Nondisparagement. Keller and his immediate family will not make any comments to the employees, vendors, customers, suppliers of the Company or to the press or to others with the intent to impugn, castigate or otherwise damage the reputation of the Company or any of the owners, directors, officers, or employees of the Company. The present officers, Directors, and members of the Company will not make any comments to the employees, vendors, customers, suppliers of the Company or to the press or to others with the intent to impugn, castigate or otherwise damage the reputation of Keller.

12. Survival of Benefits. This Agreement and all payments hereunder, including consulting payments and payments of any other benefits under either the plans identified herein or any other plans in which Keller is a participant, shall inure to the benefit of and be enforceable by Keller’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

13. Indemnification. Keller shall be entitled to indemnification rights equivalent to those indemnification rights provided to the Company’s employees, executives and/or officers for any actions engaged in by Keller in the course and scope of his employment as an employee, executive, officer or Consultant of the Company during his employment with the Company and during the Consulting Period. Further, if Keller is named a party defendant in a lawsuit involving actions performed by Keller as an employee, executive, officer or Consultant of the Company or its subsidiaries and affiliates or involving actions of the Company while serving as an officer, by virtue of his employment with the Company, Keller shall continue to have the same rights of indemnification from the Company with respect to such actions performed by him as an employee, executive, officer or consultant of the Company or its subsidiaries and affiliates, as the rights of indemnification of employees, officers and directors of the Company he had during his employment with the Company. The Company shall continue to cover Keller as an insured under its D&O Insurance policy(ies), and any subsequent “tail insurance” procured, to the same extent and for the same coverage period as it covers its current directors and officers.

14. Reference. Keller and the Company agree that Keller has chosen to resign from the Company and the Company agrees to respond to any unsolicited inquiry concerning Keller’s cessation of employment by stating that “Keller has resigned” or words to that effect.

15. Nondisclosure. Keller agrees that he will not make any public announcement or statement or otherwise discuss or disclose the terms of this Agreement with or to any past or present employees, agents or representatives of the Company (subject to those Company employees who have a business need to know) or to any third party, including without limitation, the press, vendors or customers. However, it is understood that Keller may communicate regarding this Agreement with his financial and legal advisers, family members, and others with a valid need to know, with the understanding that disclosures to such individuals shall be made to them with an explanation by Keller of the confidential nature of this Agreement and the expressed understanding of such nondisclosure and confidentiality obligations by the receiving party. Keller also acknowledges that certain aspects of this Agreement, including the financial consideration therefor, may be reported, as required, by the Company to the SEC or other governmental agency.

16. Tax Indemnification. Keller agrees to pay any taxes found to be owed by him, if any, from payments made pursuant to this Agreement and Release and to hold the Company harmless from any claims, assessments, demands, penalties and interest Keller may owe, or that are found to be owed by Keller, as a result of any payments made pursuant to this Agreement.

17. Cooperation in Legal Proceedings. Keller agrees that he will cooperate with the Company in providing information, including testimony at trial or in depositions, if needed, regarding any present claims or future claims filed against the Company which are based on factual allegations about which Keller has knowledge. To the extent such cooperation is required by the Company after the Consulting Period, the Company agrees to pay Keller a reasonable rate, to be agreed upon by the parties as necessary, for attendance at meetings with the Company’s counsel or attendance at trial or depositions.

18. Resignation. Keller agrees to tender any letters of resignation effective on the Resignation Date, which the Company may reasonably request, to effectively resign from any and all positions Keller presently holds within the Company or on behalf of the Company.

19. Presentation Advisory. Keller was presented this Agreement on September 20, 2021. Keller expressly acknowledges that he has been offered and given at least 21 calendar days in which to consider and review this Agreement prior to signing it, that such time has been sufficient to permit him to review its terms, and that he may waive this 21-day period if he voluntarily chooses to sign in advance of that period. Keller expressly acknowledges that prior to executing this Agreement he was and is in this agreement advised to consult and actually consulted with legal counsel of his choice concerning the terms of this Agreement. Keller specifically acknowledges that he fully and completely understands the terms of this Agreement and their significance, that he accepts such terms and enters into the Agreement freely and voluntarily.

20. Effective Date. Subject to the last sentence of this paragraph, this Agreement shall become effective immediately upon signature; however, within 8 calendar days after the date this Agreement is signed by Keller, as evidenced by the date adjacent to the signature of Keller at the end of this Agreement Keller may revoke it as outlined in this paragraph. If this Agreement is revoked by Keller within this 8-day time period the Company shall have no obligation to make the financial payments set forth in paragraph 4, above. Such signed Agreement is to be transmitted to the Company’s counsel on the date of signing. This Agreement shall not be effective and shall be deemed void as if never made if, prior to the that 8 calendar day period Keller revokes his earlier acceptance of this Agreement, which revocation must be in writing and delivered into the possession of the Company’s counsel. This Agreement shall become final and binding on the 8th day after Keller signs the Agreement, unless it is revoked pursuant to the terms of this paragraph.

21. Agreement Construction. It is agreed and understood that this Agreement contains the entire understanding of the parties and that there are no additional or other promises, representations, terms or provisions applicable to the parties other than those expressly contained herein, and that all prior negotiations and agreements are merged and integrated into this Agreement. Except to the extent preempted by federal law, Texas law shall be applicable to this Agreement. This Agreement shall not be modified except in writing by each of the parties, which writing shall specifically reference this Agreement. If any part of this Agreement is found invalid or unenforceable, the remainder of the Agreement shall not be affected.

22. Arbitration. Subject only to the final sentence of this paragraph, any dispute concerning the terms of enforcement of this Agreement shall be submitted to binding arbitration. The arbitration shall be held in Dallas or Travis County, Texas. The arbitrator shall be selected and the arbitration held in accordance with the rules of the American Arbitration Association (“AAA”) applicable to commercial arbitrations. Each party shall initially bear its own costs and attorneys fees. All costs and expenses of the arbitrator and AAA, other than any filing fees, shall be borne by the Company and Keller equally. Demand for arbitration must be made within ninety (90) days of the date the party demanding arbitration reasonably should have known of any alleged breach. Notice of the alleged breach, including a complete description of the facts giving rise to the alleged breach must be given to the allegedly breaching party at least ten (10) days before the demand for arbitration is made. The decision of the arbitrator shall be final and binding and may be enforced and entered as a judgment with a court of competent jurisdiction, and, except as provided in the following sentence, shall be the parties’ exclusive remedy. Notwithstanding the foregoing, if either party claims that the actions of the other, including any which may be deemed in violation of this Agreement, are of a kind which will cause the claiming party irreparable harm or should otherwise be enjoined, the claiming party may seek immediate, preliminary and permanent injunctive relief in and through any court of competent jurisdiction.

23. Authorization of the Parties. Keller advises, represents and acknowledges that his actions undertaken in the negotiations leading to the execution of this Agreement and his execution of and agreement to the terms of this Agreement were undertaken at all times solely in his individual capacity and not as a representative, officer, employee, agent or executive of the Company. The Company specifically approves and acknowledges the foregoing and represents and acknowledges that the Company was represented in the negotiation of, agreement to, and execution of this Agreement by the undersigned representatives of the Company and such Company signatory states that they have full corporate power and authority to executive, deliver, and perform this Agreement and each and every obligation to be performed in connection herewith and further represent that this Agreement constitutes a valid and binding agreement of the Company, enforceable against the company in accordance with its terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditor’s rights generally and the application of general principles of equity.

24. No Interference with Rights. Nothing in this Agreement is intended to waive claims (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans as applicable on the date Keller signs this Agreement, (c) that may arise after Keller signs this Agreement, or (d) which cannot be released by private agreement. In addition, nothing in this Agreement limits or affects Keller’s right to challenge the validity of this Agreement under the ADEA or the OWBPA nor prevents Keller from communicating with, filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or limits Keller from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement Keller is waiving rights to individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Keller or on Keller’s behalf by any third party, except for any right Keller may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered as an original, and both of which shall constitute one and the same agreement.

IN WITNESS OF WHICH, the parties have executed this Agreement on the date set forth below.

September 20, 2021	/s/ Rodney Keller
Rodney Keller, Individually

September 20, 2021	/s/ Josh Silverman
Josh Silverman
Chairman, Board of Directors

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